Filed Pursuant to Rule 424(b)(3)
Registration Statement No: 333-274081
PROSPECTUS
33,893,666 Shares of Class A Common Stock

This prospectus relates to the offer and sale from time to time of an aggregate of up to 33,893,666 shares of the Class A common stock, par value $0.0001 per share (“Class A Common Stock”) of Finance of America Companies Inc. (the “Company”), by the selling stockholders named herein, which may be issuable upon exchange for an equal number of limited liability company interests (“FoA Units”) in Finance of America Equity Capital LLC (“FoA Equity”) held by the selling stockholders.
We are not selling any shares under this prospectus and will not receive any proceeds from the sale of shares of Class A Common Stock by the selling stockholders pursuant to this prospectus.
Our registration of the securities covered by this prospectus does not mean that the selling stockholders will offer or sell any of the shares. The selling stockholders may sell the shares of Class A Common Stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell the shares in the section entitled “Plan of Distribution.”
Our Class A Common Stock is listed on the New York Stock Exchange (NYSE), under the symbol “FOA.” On August 31, 2023, the closing price of our Class A Common Stock was $1.42 per share.

See the section entitled “Risk Factors” beginning on page 2 of this prospectus to read about factors you should consider before buying our securities.
Neither the Securities and Exchange Commission nor any regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 1, 2023

Material U.S. Federal Income Tax Considerations	17
Plan of Distribution	20
Legal Matters	24
Experts	24
Where You Can Find More Information	24
Incorporation by Reference	24

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ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the selling stockholders may, from time to time, sell the securities offered by them described in this prospectus.
Neither we nor the selling stockholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the selling stockholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the selling stockholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.
We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained in this prospectus, any applicable prospectus supplement and any related free writing prospectus together with the additional information to which we refer you to in the sections of this prospectus entitled “Where You Can Find More Information” and “Incorporation by Reference.” Unless the context otherwise requires, all references in this prospectus to “we,” “us,” “our,” “Finance of America,” “FoA,” or the “Company” refer to Finance of America Companies Inc. and its consolidated subsidiaries. References to “FoA Equity” are to Finance of America Equity Capital LLC, a Delaware limited liability company, that the Company controls in an “UP-C” structure.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts or statements of current conditions, but instead represent only management’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. It is possible that our actual results, financial condition, and liquidity may differ, possibly materially, from the anticipated results, financial condition, and liquidity in these forward-looking statements. The Company’s actual results may differ from its expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions (or the negative versions of such words or expressions) are intended to identify such forward-looking statements. The Company cautions readers not to place undue reliance upon any forward-looking statements, which are current only as of the date of this prospectus. Results for any specified quarter are not necessarily indicative of the results that may be expected for the full year or any future period. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based, except as required by law. All subsequent written and oral forward-looking statements concerning the Company or other matters and attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. A number of important factors exist that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to:
•the timing and manner of sale by the selling stockholders;
•the transformation of our business from a vertically-integrated, diversified lending platform to a modern retirement solutions platform, with access to an innovative range of retirement offerings centered on the home, including reverse mortgages and home improvement loans as well as home-sharing services;
•our ability to obtain sufficient capital and liquidity to meet the financing and operational requirements of our business, and our ability to comply with our debt agreements and pay down our substantial debt;
•our recently closed asset acquisition from American Advisors Group (KNA “Bloom”) and sale of our Commercial Originations and Lender Services businesses, and their respective expected benefits and increased liquidity, anticipated cost savings, and financial and accounting impact;
•our ability to successfully and timely integrate the business of Bloom into the legacy business of the Company;
•the possibility that the Company may be adversely affected by other economic, business or competitive factors in our business markets and worldwide financial markets, including a sustained period of higher interest rates and increased instability in the banking sector as a result of several recent bank failures;
•our ability to respond to significant changes in prevailing interest rates and to resume profitable business operations;
•our ability to manage disruptions in the secondary home loan market, including the mortgage-backed securities market;
•our ability to finance and recover costs of our reverse servicing operations;
•our ability to manage changes in our licensing status, business relationships, or servicing guidelines with the Government National Mortgage Association, the United States Department of Housing and Urban Development, or other governmental entities;

•our geographic market concentration if the economic conditions in our current markets should decline or as a result of natural disasters;
•our use of estimates in measuring or determining the fair value of the majority of our financial assets and liabilities, which may require us to write down the value of these assets or write up the value of these liabilities if they prove to be incorrect;
•our ability to manage various legal proceedings and compliance matters, federal or state governmental examinations and enforcement investigations we are subject to from time to time, including consumer protection laws applicable to reverse mortgage lenders, which may be highly complex and slow to develop, and results are difficult to predict or estimate;
•our ability to prevent cyber intrusions and mitigate cyber risks;
•our ability to compete with national banks, which are not subject to state licensing and operational requirements;
•our holding company status and dependency on distributions from Finance of America Equity Capital LLC;
•our “controlled company” status under New York Stock Exchange rules, which exempts us from certain corporate governance requirements and affords stockholders fewer protections; and
•our common stock trading history has been characterized by low trading volume, which may result in an inability to sell your shares at a desired price, if at all.
All of these factors are difficult to predict, contain uncertainties that may materially affect actual results and may be beyond our control. New factors emerge from time to time, and it is not possible for our management to predict all such factors or to assess the effect of each such new factor on our business. Although we believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and any of these statements included herein may prove to be inaccurate. Given the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements, or our objectives and plans will be achieved. Please refer to “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 16, 2023 (the “2022 Annual Report”), for further information on these and other risk factors affecting us, as such factors may be amended and updated from time to time in the Company’s subsequent periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov.

THE COMPANY
Finance of America Companies Inc. is a financial services holding company which, through its operating subsidiaries, is a modern retirement solutions platform that provides customers with access to an innovative range of retirement offerings centered on the home, including reverse mortgages and home improvement loans as well as home-sharing services. In addition, we offer capital markets and portfolio management capabilities to optimize distribution to investors.
For a description of our business, financial condition, results of operations and other important information regarding the Company, we refer you to our filings with the SEC incorporated by reference in this prospectus. See “Where You Can Find More Information” and “Information Incorporated By Reference.”
Additional Information
Finance of America Companies Inc. was incorporated in Delaware on October 9, 2020 for the purpose of effectuating a business combination (the “Business Combination”) with Replay Acquisition Corp. (“Replay”), a publicly traded special purpose acquisition company, Replay, which was consummated on April 1, 2021. Our principal executive offices are located 5830 Granite Parkway, Suite 400, Plano, Texas 75024. Our telephone number is (877) 202-2666. Our website address is www.financeofamerica.com. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.

RISK FACTORS
An investment in our securities involves a high degree of risk. Before investing in our securities, you should carefully consider the risk factors incorporated by reference into this prospectus, including the factors discussed under the heading “Risk Factors” in our 2022 Annual Report, which may be amended, supplemented or superseded from time to time by the other reports we file with the SEC in the future or by information in the applicable prospectus supplement and any applicable free writing prospectus we file with the SEC. The market price of our securities could decline if one or more of these risks or uncertainties actually occur, causing you to lose all or part of your investment in our securities. See “Where You Can Find More Information” and “Incorporation by Reference” elsewhere in this prospectus.

USE OF PROCEEDS
All of the shares of Class A Common Stock offered by the selling stockholders pursuant to this prospectus will be sold by the selling stockholders for their own accounts. The Company will not receive any of the proceeds from these sales.
The selling stockholders will pay any fees, discounts and selling commissions incurred by such selling stockholders in disposing of their Class A Common Stock. Pursuant to the Registration Rights Agreement, the Company will generally bear all other costs, fees and expenses incurred in effecting the registration of the Class A Common Stock covered by this prospectus.
SELLING STOCKHOLDERS
The selling stockholder listed in the table below may from time to time offer and sell up to 33,893,666 shares of Class A Common Stock. When we refer to the “selling stockholders” in this prospectus, we refer to the person listed in the table below, and the pledgees, donees, transferees, assignees, successors and other permitted transferees that hold any of the interests of the selling stockholders in the shares of Class A Common Stock after the date of this prospectus.
The beneficial ownership of the shares of Class A Common Stock is based on 87,776,306 vested shares of Class A Common Stock outstanding as of August 17, 2023. The beneficial ownership information below excludes 4,258,500 unvested shares of Class A Common Stock held by Replay Sponsor, LLC, which are subject to vesting and forfeiture and will not be entitled to receive any dividends or other distributions, or to have any other economic rights until such shares are vested, and such shares will not be entitled to receive back dividends or other distributions or any other form of economic “catch-up” once they become vested. Additionally, for so long as they remain unvested, such shares must be voted proportionately with all other shares of Class A Common Stock and Class B Common Stock, par value $0.0001 per share, of the Company (the “Class B Common Stock”) on all matters put to a vote of holders of the Company’s voting stock (i.e., holders of unvested shares will have no discretion in how such shares are voted). The beneficial ownership information below also excludes shares of Class A Common Stock (i) issuable upon exercise of our outstanding warrants, (ii) issuable upon exchange of an equal number of FoA Units, (iii) issuable in connection with awards under the Finance of America Companies Inc. 2021 Omnibus Incentive Plan or (iv) issuable in respect of earnout securities issued as additional earnout payment in connection with the Business Combination, which underlying securities are not deemed beneficially owned under the rules of the SEC.
Subject to the terms of the Exchange Agreement, dated as of April 1, 2021, by and among the Company, FoA Equity and the holders of FoA Units from time to time (the “Exchange Agreement”), the FoA Units are exchangeable for shares of Class A Common Stock on a one-for-one basis. Beneficial ownership of FoA Units reflected in this table is not reflected as beneficial ownership of shares of Class A Common Stock for which such FoA Units may be exchanged. Prior to any sales in this offering, the selling stockholders must first exchange its FoA Units for shares of Class A Common Stock.
As of August 17, 2023, the Company also had 15 shares of Class B Common stock outstanding. The shares of Class B Common Stock have no economic rights, but entitle each holder, without regard to the number of shares of Class B Common Stock held by such holder, to a number of votes that is equal to the aggregate number of FoA Units held by such holder on all matters on which stockholders of the Company are entitled to vote generally. Holders of shares of Class B Common Stock vote together with holders of Class A Common Stock as a single class on all matters on which stockholders are entitled to vote generally, except as otherwise required by law. The combined voting power presented below reflects the voting power of all outstanding shares of Class A Common Stock and shares of Class B Common Stock.
We cannot advise you as to whether the selling stockholders will exchange any or all of its FoA Units and/or will sell any or all shares of Class A Common Stock received in such an exchange. In particular, the selling stockholders identified below may have sold, transferred or otherwise disposed of all or a portion of its securities after the date on which it provided us with information regarding its securities. Any changed or new information given to us by the selling stockholders, including regarding the identity of, and the securities held by, the selling stockholders, will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary. See “Plan of Distribution.”
For information regarding material relationships and transactions between us and the selling stockholders, see “Transactions with Related Persons—American Advisors Group Transaction” in our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 26, 2023 (the “2023 Proxy Statement”), which is incorporated herein by reference.
The following table sets forth certain information provided by or on behalf of the selling stockholders as of August 17, 2023.

	Shares of Class A Common Stock Owned			FoA Units				Combined Voting Power	Combined Voting Power
	Before This Offering	After This Offering		Before This Offering	After This Offering		Maximum Shares of Class A Common Stock To Be Sold In This Offering	Before This Offering	After This Offering
Name of Beneficial Owner	#	#	%	#	#	%	#	%	%
Bloom Retirement Holdings Inc.(1)	—	—	—	19,692,990	—	—	33,893,666	9	—
__________________
(1)In connection with the Company’s acquisition on March 31, 2023 (the “Closing Date”), through Finance of America Reverse LLC, an indirect subsidiary of the Company, of a substantial majority of the assets and certain of the liabilities of Bloom Retirement Holdings Inc. (FKA American Advisors Group) (“Bloom”), Bloom was issued one share of Class B Common Stock and 19,692,990 FoA Units on the Closing Date, and may be issued up to 14,200,676 additional FoA Units upon the occurrence of certain events. The maximum number of FoA Units issuable to Bloom in connection with the acquisition of Bloom is 33,893,666 FoA Units, which units would be exchangeable for 33,893,666 shares of Class A Common Stock pursuant to the Exchange Agreement. In connection with the foregoing, on March 31, 2023, the Company and FoA Equity entered into an Equity Matters Agreement with Bloom pursuant to which, among other things, Bloom joined and became a party to (i) FoA Equity’s Amended and Restated Limited Liability Company Agreement (the “A&R LLC Agreement”), as a “Member” thereunder, (ii) the Exchange Agreement, as an “LLC Unitholder” thereunder and (iii) the Registration Rights Agreement between the Company and the “Principal Stockholders” (certain funds affiliated with Blackstone Inc. and Brian L. Libman and his controlled entity), as an “Other Holder” thereunder. Bloom is the record holder of the FoA Units reported above. Mr. Reza Jahangiri is the majority shareholder of Bloom and may be deemed to share voting and dispositive power over the securities held by Bloom. The address of Bloom is 895 Dove Street, Suite 300, Newport Beach, CA 92660. For additional information, see the Schedule 13D filed by Bloom on April 10, 2023. Combined voting power before the offering is based on Bloom’s ownership of 19,692,990 FoA Units.

DESCRIPTION OF SECURITIES
The following description of Finance of America Companies Inc.’s Class A Common Stock and Class B Common Stock and preferred stock is a summary. This summary is subject to the General Corporation Law of the State of Delaware (“DGCL”) and the complete text of our Amended and Restated Certificate of Incorporation (the “A&R Charter”) and Amended and Restated Bylaws (the “A&R Bylaws”) filed as Exhibits 3.1 and 3.2, respectively, which are incorporated by reference herein. We encourage you to read that law and those documents carefully.
Authorized and Outstanding Stock
Our Charter authorizes the issuance of an aggregate of 6,601,000,000 shares of capital stock, consisting of 6,000,000,000 shares of Class A Common Stock, 1,000,000 shares of Class B Common Stock, and 600,000,000 shares of undesignated preferred stock, $0.0001 par value per share. Our Board may establish the rights and preferences of the preferred stock from time to time. As of August 17, 2023, there were 92,034,806 shares of Class A Common Stock issued, consisting of 87,776,306 shares issued and outstanding and 4,258,500 unvested shares that are subject to vesting and forfeiture. The 4,258,500 unvested shares of Class A Common Stock relate to the Sponsor Earnout. The 4,258,500 unvested shares of Class A Common Stock are not entitled to receive any dividends or other distributions, do not have any other economic rights until such shares are vested, and will not be entitled to receive back dividends or other distributions or any other form of economic “catch-up” if, and when, they become vested. As of August 17, 2023, 15 shares of our Class B Common Stock were issued and outstanding and no shares of our Preferred Stock were issued or outstanding.
Common Stock
Our Charter provides for two classes of common stock: Class A Common Stock and Class B Common Stock.
Class A Common Stock
Except as otherwise required by applicable law or as provided in the A&R Charter, the holders of Class A Common Stock are entitled to one vote per share on matters to be voted on by stockholders generally or by holders of Class A Common Stock as a separate class.
Subject to applicable law and the rights, if any, of the holders of any outstanding series of preferred stock or any other outstanding class or series of stock of the Company, holders of Class A Common Stock are entitled to receive such dividends and distributions, if any, as may be declared from time to time by our Board in its discretion out of funds legally available therefor.
In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, after payment in full of all amounts required to be paid to creditors and subject to the rights of holders of preferred stock having liquidation preferences, if any, the holders of Class A Common Stock are entitled to receive pro rata the Company’s remaining assets available for distribution.
Class B Common Stock
The shares of Class B Common Stock have no economic rights but entitle each holder, without regard to the number of shares of Class B Common Stock held by such holder, to a number of votes equal to the product of the total number of FoA Units held by such person multiplied by the number of shares of Class A Common Stock for which a FoA Unit is entitled to be exchanged at such time (the “Exchange Rate”), on all matters to be voted on by stockholders generally or by holders of Class B Common Stock as a separate class. The Exchange Rate is 1 for 1, and is subject to adjustment. The voting power afforded to holders of FoA Units by their shares of Class B Common Stock automatically and correspondingly is reduced or increased as the number of FoA Units held by such holder of Class B Common Stock decreases or increases. For example, if a holder of Class B Common Stock holds 1,000 FoA Units as of the record date for determining stockholders of the Company that are entitled to vote on a particular matter, such holder will be entitled by virtue of such holder’s Class B Common Stock to 1,000 votes on such matter. If, however, such holder were to hold 500 FoA Units as of the relevant record date, such holder would be entitled by virtue of such holder’s Class B Common Stock to 500 votes on such matter.

Holders of Class B Common Stock vote together as a single class with holders of Class A Common Stock on all matters submitted to a vote of the stockholders generally. Notwithstanding the foregoing, to the fullest extent permitted by law, holders of common stock have no voting power with respect to, and are not be entitled to vote on, any amendment to the A&R Charter that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Company’s organizational documents or pursuant to the DGCL.
Holders of Class B Common Stock are not entitled to receive any dividends or distributions on account of such shares.
Holders of Class B Common Stock are not entitled to receive any of our assets on account of such shares in the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up. Shares of Class B Common Stock are not convertible into or exchangeable for shares of Class A Common Stock or any other security.
Preemptive or Other Rights
Our stockholders do not have preemptive or other subscription rights. There are no sinking fund provisions applicable to the Class A or Class B Common Stock.
Election of Directors
All elections of directors are elected by a plurality of the votes cast in respect of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.
Preferred Stock
Our Charter authorizes the Company’s board of directors (the “Board”) to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or by any stock exchange, and subject to the terms of the A&R Charter, the authorized shares of preferred stock are available for issuance without further action by holders of Class A Common Stock or Class B Common Stock. The Board is able to determine, with respect to any series of preferred stock, the powers (including voting powers), preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, including, without limitation:
•the designation of the series;
•the number of shares of the series, which the Board may, except where otherwise provided in any preferred stock designation, increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding);
•whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;
•the dates at which dividends, if any, will be payable on shares of such series;
•the redemption rights and price or prices, if any, for shares of the series;
•the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;
•the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of our affairs or other event;
•whether the shares of the series will be convertible into shares of any other class or series, or any other security, of us or any other entity, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;
•restrictions on the issuance of shares of the same series or of any other class or series of our capital stock; and

•the voting rights, if any, of the holders of the series.
The Board could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of Class A Common Stock might believe to be in their best interests or in which the holders of Class A Common Stock might receive a premium over the market price of the shares of Class A Common Stock. Additionally, the issuance of preferred stock may adversely affect the rights of holders of our Class A Common Stock by restricting dividends on the Class A Common Stock, diluting the voting power of the Class A Common Stock or subordinating the rights of the Class A Common Stock to distributions upon a liquidation, dissolution or winding up or other event. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of Class A Common Stock.
Annual Meeting
The A&R Bylaws provide that annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by the Board. To the extent permitted under applicable law, the Company may conduct meetings solely by means of remote communications, including by webcast.
Warrants
The Warrants are issued under a Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent and the Company, as the successor to Replay.
Each whole Warrant entitles the registered holder to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the Closing. Pursuant to the Warrant Agreement, a warrant holder may exercise its Warrants only for a whole number of shares of Class A Common Stock. This means only a whole Warrant may be exercised at a given time by a warrant holder. The Warrants will expire five years after the Closing, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We will not be obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a Warrant and will have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act, covering the issuance of the shares of Class A Common Stock issuable upon exercise of the Warrants is then effective and a current prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No Warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant will not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless.
We will use our best efforts to cause to maintain the effectiveness of such registration statement for the registration, under the Securities Act, of the shares of Class A Common Stock issuable upon exercise of the Warrants, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of the Warrant Agreement. Notwithstanding the above, if our shares of Class A Common Stock are at the time of any exercise of a Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Warrants who exercise their Warrants to do so a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
We may call the Warrants for redemption:
•in whole and not in part;

•at a price of $0.01 per Warrant;
•upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and
•if, and only if, the last reported sale price of the Class A Common Stock equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date we send the notice of redemption to the warrant holders.
If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Warrants, each warrant holder will be entitled to exercise his, her or its Warrant prior to the scheduled redemption date. However, the price of the shares of Class A Common Stock may fall below the $18.00 redemption trigger price as well as the $11.50 Warrant exercise price after the redemption notice is issued.
If we call the Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of Warrants that are outstanding and the dilutive effect on our shareholders of issuing the maximum number of shares of Class A Common Stock issuable upon the exercise of our Warrants. If our management takes advantage of this option, all holders of Warrants would pay the exercise price by surrendering their Warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the Warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the Warrants by (y) the fair market value. The “fair market value” shall mean the average last reported sale price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A Common Stock to be received upon exercise of the Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a Warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the Warrants.
A holder of a Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Class A Common Stock issued and outstanding immediately after giving effect to such exercise.
If the number of issued and outstanding shares of Class A Common Stock is increased by a capitalization or share dividend payable in shares of Class A Common Stock, or by a split-up of shares of Class A Common Stock or other similar event, then, on the effective date of such share dividend, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each Warrant will be increased in proportion to such increase in the issued and outstanding shares of Class A Common Stock. A rights offering to holders of shares of Class A Common Stock entitling holders to purchase shares of Class A Common Stock at a price less than the fair market value will be deemed a share dividend of a number of shares of Class A Common Stock equal to the product of (1) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of Class A Common Stock) multiplied by (2) one minus the quotient of (x) the price per share of Class A Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (1) if the rights offering is for securities convertible into or exercisable for shares of Class A Common Stock, in determining the price payable for Class A

Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) fair market value means the volume weighted average price of Class A Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of shares of Class A Common Stock on account of such shares of Class A Common Stock (or other shares of Class A Common Stock into which the Warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of each ordinary share, par value $0.0001 per share, of Replay (“Ordinary Shares”) in connection with the Business Combination or (d) to satisfy the redemption rights of the holders of Class A Common Stock in connection with the shareholder vote to amend the Company’s certificate of incorporation with respect to any provision relating to shareholders’ rights, or (e) in connection with any distribution of the Company’s assets upon its liquidation, then the Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each ordinary share in respect of such event.
If the number of issued and outstanding shares of Class A Common Stock is decreased by a consolidation, combination, reverse share split or reclassification of shares of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in issued and outstanding shares of Class A Common Stock.
Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the Warrants is adjusted, as described above, the Warrant exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the issued and outstanding shares of Class A Common Stock (other than those described above or that solely affects the par value of such Class A Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our issued and outstanding shares of Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of our shares of Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each Warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding shares of Class A Common Stock, the holder of a Warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such Warrant holder had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of Class A Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. Additionally, if less than 70% of the consideration receivable by the holders of shares of Class A Common Stock in such a transaction is payable in the form of shares of Class A Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within 30 days following public disclosure of such transaction, the Warrant exercise price will be reduced as specified in the Warrant Agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the Warrant.
The Warrants were issued in registered form under the Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then issued and outstanding Warrants to make any change that adversely affects the interests of the registered holders of Warrants.
The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Warrants being exercised. The Warrant holders do not have the rights or privileges of holders of shares of Class A Common Stock and any voting rights until they exercise their Warrants and receive shares of Class A Common Stock. After the issuance of shares of Class A Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.
Dividends
The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus”, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the Board. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equals the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.
We have not paid any cash dividends on our Class A Common Stock to date. The payment of cash dividends in the future will be within the discretion of our Board at such time.
The Company is a holding company with no material assets other than its interest in FoA Equity. FoA Equity intends to make distributions to holders of FoA Units in amounts sufficient to cover applicable taxes and other obligations under the Tax Receivable Agreement with certain funds affiliated with Blackstone Inc. and the Tax Receivable Agreement with certain other members of FoA Equity, as well as any cash dividends declared by us.
FoA Equity’s Amended and Restated Limited Liability Company Agreement (the “A&R LLC Agreement”) provides that pro rata cash distributions be made to holders of FoA Units at certain assumed tax rates, which we refer to as “tax distributions.” For more information, see the section entitled “Transactions with Related Persons—FoA Equity Amended and Restated Limited Liability Company Agreement” in our 2023 Proxy Statement, which is incorporated herein by reference. The A&R LLC Agreement provides for tax distributions to the holders of FoA Units if the board of managers determines that a holder, by reason of holding FoA Units, incurs an income tax liability.

Our Transfer Agent and Warrant Agent
The transfer agent for our Class A Common Stock and warrant agent for our Warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its shareholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.
Anti-Takeover Effects of the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and Certain Provisions of Delaware Law
The A&R Charter, A&R Bylaws and the DGCL contain provisions that are summarized in the following paragraphs and that are intended to enhance the likelihood of continuity and stability in the composition of our Board. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile or abusive change of control and enhance the ability of our Board to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of common stock held by stockholders.
Authorized but Unissued Capital Stock
Delaware law does not require stockholder approval for any issuance of shares that are authorized and available for issuance. However, the listing requirements of the NYSE, which would apply so long as the shares of Class A Common Stock remain listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or the then outstanding number of shares of Class A Common Stock (we believe the position of the NYSE is that the calculation in this latter case treats as outstanding shares issuable upon exchange of outstanding FoA Units not held by the Company). These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.
Our Board may generally issue shares of one or more series of preferred stock on terms designed to discourage, delay or prevent a change of control of the Company or the removal of our management. Moreover, our authorized but unissued shares of preferred stock will be available for future issuances in one or more series without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, to facilitate acquisitions and employee benefit plans.
One of the effects of the existence of authorized and unissued and unreserved Class A Common Stock or preferred stock may be to enable our Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive our stockholders of opportunities to sell their shares of Class A Common Stock at prices higher than prevailing market prices.
Business Combinations
We have opted out of Section 203 of the DGCL; however, the A&R Charter contains similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:
•prior to such time, our Board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•at or subsequent to that time, the business combination is approved by our Board and by the affirmative vote of holders of at least 66 2/3% of our outstanding voting stock that is not owned by the interested stockholder.
Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our outstanding voting stock. For purposes of this section only, “voting stock” has the meaning given to it in Section 203 of the DGCL.
Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with us for a three-year period. This provision may encourage companies interested in acquiring us to negotiate in advance with our Board because the stockholder approval requirement would be avoided if our Board approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our Board and may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.
The A&R Charter provides that the Principal Stockholders and their affiliates, and any of their respective direct or indirect transferees, and any group as to which such persons are a party, do not constitute “interested stockholders” for purposes of this provision.
Removal of Directors; Vacancies and Newly Created Directorships
The A&R Charter provides that, subject to the rights granted to one or more series of preferred stock then outstanding or the rights granted under the Stockholders Agreement (as described in our 2023 Proxy Statement under “Transactions with Related Persons—Stockholders Agreement,” which description is incorporated herein by reference), any newly-created directorship on the Board that results from an increase in the number of directors and any vacancies on our Board will be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum, by a sole remaining director or by the stockholders; provided, however, at any time when our Principal Stockholders collectively beneficially own, in the aggregate, less than 30% of voting power of the stock of the Company entitled to vote generally in the election of directors, any newly-created directorship on the Board that results from an increase in the number of directors and any vacancy occurring in the Board may only be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director (and not by the stockholders).
No Cumulative Voting
Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. The A&R Charter does not authorize cumulative voting. Therefore, stockholders holding a majority in voting power of the shares of our stock entitled to vote generally in the election of directors will be able to elect all of our directors.
Special Stockholder Meetings
The A&R Charter provides that special meetings of our stockholders may be called at any time only by or at the direction of the Board, the chairman of our Board or the chief executive officer; provided, however, that at any time when our Principal Stockholders collectively beneficially own, in the aggregate, at least 30% in voting power of the stock entitled to vote generally in the election of directors, special meetings of our stockholders shall also be called by the Board or the chairman of the Board at the request of the Principal Stockholders. The A&R Bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deterring, delaying or discouraging hostile takeovers, or changes in control or management of the Company.

Director Nominations and Stockholder Proposals
The A&R Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board or a committee of the Board. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Our amended and restated bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions will not apply to the Principal Stockholders to the extent the Principal Stockholders are then subject to the Stockholders Agreement. The A&R Bylaws allow the chairman of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the Company.
Stockholder Action by Written Consent
Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice, and without a vote if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our amended and restated certificate of incorporation provides otherwise. The A&R Charter does not permit our holders of Class A Common Stock to act by consent in writing, unless such action is recommended by all directors then in office, at any time when our Principal Stockholders collectively beneficially own, in the aggregate, less than 30% in voting power of our stock entitled to vote generally in the election of directors, but does permit our holders of Class B Common Stock to act by consent in writing without requiring any such recommendation by the directors then in office.
Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation in which we are a constituent entity. Pursuant to the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Court of Chancery of the State of Delaware, plus interest, if any, on the amount determined to be the fair value, from the effective time of the merger or consolidation through the date of payment of the judgment.
Stockholders’ Derivative Actions
Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law. To bring such an action, the stockholder must otherwise comply with Delaware law regarding derivative actions.
Exclusive Forum
The A&R Charter provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a breach of fiduciary duty owed by any current or former director, officer, stockholder or employee of the company to the company or our stockholders; (iii) any action asserting a claim against us arising under the DGCL, our certificate of incorporation or our bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; or (iv) any action asserting a claim against us that is governed by the internal affairs doctrine.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. The A&R Charter further provides that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the federal securities laws of the United States, including the Securities Act and the Exchange Act and, in each case, the applicable rules and regulations promulgated thereunder. It is possible that a court could find these forum selection provisions to be inapplicable or unenforceable and, accordingly, the Company could be required to litigate claims in multiple jurisdictions, incur additional costs or otherwise not receive the benefits that the Board expects the Company’s forum selection provisions to provide.
To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of our company shall be deemed to have notice of and consented to the forum provisions in the A&R Charter. However, investors will not be deemed to have waived compliance with the federal securities laws and the rules and regulations thereunder as a result of the forum selection provisions in the A&R Charter.
Conflicts of Interest
Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. The A&R Charter, to the maximum extent permitted from time to time by Delaware law, renounces any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to our officers, directors or stockholders or their respective affiliates, other than those officers, directors, stockholders or affiliates who are our or our subsidiaries’ employees. The A&R Charter provides that, to the fullest extent permitted by law, none of the Principal Stockholders or any of their respective affiliates or any of our directors who are not employed by us (including any non-employee director who serves as one of our officers in both his or her director and officer capacities) or his or her affiliates will have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (ii) otherwise competing with us or our affiliates. In addition, to the fullest extent permitted by law, in the event that the Principal Stockholders or any non-employee director acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, himself or herself or its, his or her affiliates or for us or our affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity. The A&R Charter does not renounce our interest in any business opportunity that is expressly offered to a non-employee director solely in his or her capacity as a director or officer of the Company. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for us unless we would be permitted to undertake the opportunity under the A&R Charter, we have sufficient financial resources to undertake the opportunity and the opportunity would be in line with our business.
Limitations on Liability and Indemnification of Officers and Directors
The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The A&R Charter includes a provision that eliminates the personal liability of directors for monetary damages to the corporation or its stockholders for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of us and our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has breached such director’s duty of loyalty, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends, redemptions or repurchases or derived an improper benefit from his or her actions as a director.
The A&R Bylaws generally provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL. We also are expressly authorized to carry directors’ and officers’

liability insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.
The limitation of liability, indemnification and advancement provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.
Rule 144
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company, such as the Company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•the issuer of the securities that was formerly a shell company has ceased to be a shell company;
•the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
•the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and
•at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.
Upon the Closing, the Company ceased to be a shell company.
When and if Rule 144 becomes available for the resale of our securities, a person who has beneficially owned restricted shares of our Class A Common Stock or Warrants for at least six months would be entitled to sell their securities, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.
Persons who have beneficially owned restricted shares of our Class A Common Stock or Warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•one percent (1%) of the total number of shares of common stock then outstanding; or
•the average weekly reported trading volume of the Class A Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
Sales by our affiliates under Rule 144 will also be limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Exchange Agreement
See “Transactions with Related Persons—Exchange Agreement” in our 2023 Proxy Statement, which is incorporated herein by reference.
Registration Rights
See “Transactions with Related Persons—Registration Rights Agreement” in our 2023 Proxy Statement, which is incorporated herein by reference.
Listing of Securities
Our Class A Common Stock and our Warrants are listed on the NYSE under the symbols “FOA” and “FOA.WS”, respectively.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a summary of certain United States federal income tax consequences of the ownership and disposition of our Class A Common Stock. This summary deals only with Class A Common Stock that is held as a capital asset by a non-U.S. holder (as defined below).
A “non-U.S. holder” means a beneficial owner of our Class A Common Stock (other than an entity or arrangement treated as a partnership for United States federal income tax purposes) that is not, for United States federal income tax purposes, any of the following:
•an individual who is a citizen or resident of the United States;
•a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•an estate the income of which is subject to United States federal income taxation regardless of its source; or
•a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.
This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those summarized below. This summary does not address all of the United States federal income tax consequences that may be relevant to you in light of your particular circumstances, nor does it address the Medicare tax on net investment income, United States federal estate and gift taxes or the effects of any state, local or non-United States tax laws. In addition, it does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, foreign pension fund, “controlled foreign corporation,” “passive foreign investment company” or a partnership or other pass-through entity for United States federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.
If a partnership (or other entity or arrangement treated as a partnership for United States federal income tax purposes) holds our Class A Common Stock, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership considering an investment in our Class A Common Stock, you should consult your tax advisors.
If you are considering the purchase of our Class A Common Stock, you should consult your own tax advisors concerning the particular United States federal income tax consequences to you of the ownership and disposition of our Class A Common Stock, as well as the consequences to you arising under other United States federal tax laws and the laws of any other taxing jurisdiction.
Dividends
In the event that we make a distribution of cash or other property (other than certain pro rata distributions of our stock) in respect of our Class A Common Stock, the distribution generally will be treated as a dividend for United States federal income tax purposes to the extent it is paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits generally will be treated first as a tax-free return of capital, causing a reduction in the adjusted tax basis of a non-U.S. holder’s Class A Common Stock, and to the extent the amount of the distribution exceeds a non-U.S. holder’s adjusted tax basis in our Class A Common Stock, the excess will be treated as gain from the disposition of our Class A Common Stock (the tax treatment of which is discussed below under “—Gain on Disposition of Class A Common Stock”).

Dividends paid to a non-U.S. holder generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis generally in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.
A non-U.S. holder who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to provide the applicable withholding agent with a properly executed Internal Revenue Service (“IRS”) Form W-BEN or Form W-8BEN-E (or other applicable form) certifying under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our Class A Common Stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.
A non-U.S. holder eligible for a reduced rate of United States federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.
Gain on Disposition of Class A Common Stock
Subject to the discussion of backup withholding below, any gain realized by a non-U.S. holder on the sale or other disposition of our Class A Common Stock generally will not be subject to United States federal income tax unless:
•the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);
•the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or
•we are or have been a “United States real property holding corporation” for United States federal income tax purposes and certain other conditions are met.
A non-U.S. holder described in the first bullet point immediately above will be subject to tax on the gain derived from the sale or other disposition in the same manner as if the non-U.S. holder were a United States person as defined under the Code. In addition, if any non-U.S. holder described in the first bullet point immediately above is a foreign corporation, the gain realized by such non-U.S. holder may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a 30% (or such lower rate as may be specified by an applicable income tax treaty) tax on the gain derived from the sale or other disposition, which gain may be offset by United States source capital losses even though the individual is not considered a resident of the United States.
Generally, a corporation is a “United States real property holding corporation” if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for United States federal income tax purposes). We believe we are not and do not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes.

Information Reporting and Backup Withholding
Distributions paid to a non-U.S. holder and the amount of any tax withheld with respect to such distributions generally will be reported to the IRS. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.
A non-U.S. holder will not be subject to backup withholding on distributions received if such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.
Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition of our Class A Common Stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.
Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability provided the required information is timely furnished to the IRS.
Additional Withholding Requirements
Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% United States federal withholding tax may apply to any dividends paid on our Class A Common Stock to (i) a “foreign financial institution” (as specifically defined in the Code and whether such foreign financial institution is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code and whether such non-financial foreign entity is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “ —Dividends,” an applicable withholding agent may credit the withholding under FATCA against, and therefore reduce, such other withholding tax. While withholding under FATCA would also have applied to payments of gross proceeds from the sale or other taxable disposition of our Class A Common Stock, proposed United States Treasury regulations (upon which taxpayers may rely until final regulations are issued) eliminate FATCA withholding on payments of gross proceeds entirely. You should consult your own tax advisors regarding these requirements and whether they may be relevant to your ownership and disposition of our Class A Common Stock.

PLAN OF DISTRIBUTION
We are registering 33,893,666 shares of Class A Common Stock, issuable upon the exchange of an equal number of FoA Units, for possible sale by the selling stockholders from time to time.
We will not receive any proceeds from the sale of shares of Class A Common Stock by the selling stockholders. The aggregate proceeds to the selling stockholders will be the purchase price of the securities less any discounts and commissions borne by the selling stockholders.
The selling stockholders will pay any fees and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the securities. We are required to pay all other fees and expenses incident to the registration of the shares of our Class A Common Stock to be offered and sold pursuant to this prospectus.
The shares of Class A Common Stock beneficially owned by the selling stockholders covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term “selling stockholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer.
The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each selling stockholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The selling stockholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices.
The selling stockholders may sell their shares by one or more of, or a combination of, the following methods:
•purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;
•ordinary brokerage transactions and transactions in which the broker solicits purchasers;
•block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•an over-the-counter distribution in accordance with the rules of the NYSE;
•through trading plans entered into by the selling stockholders pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;
•settlement of short sales entered into after the date of this prospectus;
•agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share or warrant;
•in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;
•in privately negotiated transactions;

•in options transactions;
•through a combination of any of the above methods of sale; or
•any other method permitted pursuant to applicable law.
There can be no assurance that the selling stockholders will sell all or any of the securities offered by this prospectus. In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. The selling stockholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.
Subject to the terms of the agreement(s) governing the registration rights applicable to the shares of Class A Common Stock of a selling stockholders, such selling stockholder may transfer shares of Class A Common Stock to one or more “permitted transferees” in accordance with such agreements and, if so transferred, such permitted transferee(s) will be the selling beneficial owner(s) for purposes of this prospectus. Upon being notified by a selling stockholder of such a transfer, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling stockholder.
With respect to a particular offering of the securities held by the selling stockholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:
•the specific securities to be offered and sold;
•the names of the selling stockholders;
•the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;
•settlement of short sales entered into after the date of this prospectus;
•the names of any participating agents or broker-dealers, if not already named herein; and
•any applicable commissions, discounts, concessions and other items constituting compensation from the selling stockholders.
In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of Class A Common Stock in the course of hedging transactions, broker-dealers or other financial institutions may engage in short sales of shares of Class A Common Stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell shares of Class A Common Stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).
In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.
The selling stockholders may solicit offers to purchase the securities directly from, and may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.
It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our shares of Class A Common Stock and Warrants are currently listed on NYSE under the symbols “FOA” and “FOA.WS,” respectively.
The selling stockholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the selling stockholders pay for solicitation of these contracts.
The selling stockholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any selling stockholders or borrowed from any selling stockholders or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any selling stockholders in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any selling stockholders may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.
If at the time of any offering made under this prospectus a member of the Financial Industry Regulatory Authority (“FINRA”) participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.
To our knowledge, there are currently no plans, arrangements or understandings between the selling stockholders and any broker-dealer or agent regarding the sale of the securities by the selling stockholders. Upon our notification by a selling stockholders that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.
Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.
In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.
The underwriters, broker-dealers and agents may engage in transactions with us or the selling stockholders, may have banking, lending or other relationships with us or perform services for us or the selling stockholders, in the ordinary course of business.
In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.
At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

LEGAL MATTERS
The validity of the securities offered by this prospectus has been passed upon for us by Simpson Thacher & Bartlett LLP, Washington, D.C. An investment vehicle comprised of selected partners of Simpson Thacher & Bartlett LLP, members of their families, related persons and others owns an interest representing less than 1% of the capital commitments of funds affiliated with Blackstone Inc. If the validity of any securities is also passed upon by counsel for the underwriters, dealers or agents of an offering of those securities, that counsel will be named in the applicable prospectus supplement.
EXPERTS
The consolidated financial statements of Finance of America Companies Inc. and Subsidiaries as of December 31, 2022 and 2021 and for the year ended December 31, 2022, and for the period from April 1, 2021 to December 31, 2021 (“Successor”), the period from January 1, 2021 to March 31, 2021 (“Predecessor”), and the year ended December 31, 2020 (“Predecessor”), and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2022, incorporated by reference in this Prospectus and in the Registration Statement have been so incorporated in reliance on the reports of BDO USA, P.A. (f/k/a BDO USA, LLP), an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.
The audited consolidated financial statements of American Advisors Group, consisting of the consolidated balance sheets as of December 31, 2022 and 2021 and the related consolidated statements of operations, statements of stockholders’ equity, and cash flows for the years ended December 31, 2022 and 2021, and related notes, incorporated by reference in this prospectus have been so incorporated by reference in reliance upon the report of RSM US LLP, independent public accountants, given on the authority of that firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may inspect these reports and other information without charge at a website maintained by the SEC. The address of this site is http://www.sec.gov.
Our website address is www.financeofamerica.com. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC, including our Annual Reports on Form 10-K; our proxy statements for our annual and special stockholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K and Forms 3, 4 and 5 with respect to our securities filed on behalf of our directors and our executive officers; and amendments to those documents. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.
INCORPORATION BY REFERENCE
The rules of the SEC allow us to incorporate information into this prospectus by reference. This means that we are disclosing important information to you by referring to other documents. The information incorporated by reference is considered to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. We incorporate by reference the documents listed below and all documents that we subsequently file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of securities by means of this prospectus, from their respective filing dates (other than any portions thereof, which under the Exchange Act, and applicable SEC rules, are not deemed “filed” under the Exchange Act):
•our 2022 Form 10-K;
•information specifically incorporated by reference in our 2022 Form 10-K from our 2023 Proxy Statement;
•our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023 and June 30, 2023, filed with the SEC on May 12, 2023 and August 9, 2023, respectively;

•our Current Reports on Form 8-K filed with the SEC on February 2, 2023, February 21, 2023, March 6, 2023, April 3, 2023, June 12, 2023, July 6, 2023, and August 18, 2023 and our Current Report on Form 8-K/A filed with the SEC on June 14, 2023 (excluding any information furnished under Item 2.02 and Item 7.01 and exhibits furnished on such form that relate to such items); and
•the description of Class A Common Stock contained in Exhibit 4.4 to our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 15, 2022 and any amendment or report filed with the SEC for the purpose of updating the description.
The information incorporated by reference into this prospectus is an important part of this prospectus. Neither we nor any selling stockholders have authorized anyone to provide you with information other than that contained in or incorporated by reference into this prospectus. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus.
You should not rely on or assume the accuracy of any representation or warranty in any agreement that we have filed as an exhibit to any document that we have publicly filed or that we may otherwise publicly file in the future because such representation or warranty may be subject to exceptions and qualifications contained in separate disclosure schedules, may have been included in such agreement for the purpose of allocating risk between the parties to the particular transaction, and may no longer continue to be true as of any given date.
If we have incorporated by reference any statement or information in this prospectus and we subsequently modify that statement or information with information contained in this prospectus, the statement or information previously incorporated in this prospectus is also modified or superseded in the same manner.
We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any documents referred to above which have been or may be incorporated by reference into this prospectus (excluding exhibits to such document unless an exhibit is specifically incorporated by reference in the document).
You should direct requests for those documents to:
Finance of America Companies Inc.
Corporate Secretary
5830 Granite Parkway, Suite 400
Plano, Texas 75024
Telephone: (877) 202-2666